                                                                    EXHIBIT 99.1


NEWS        NOBLE CORPORATION                           (NOBLE CORPORATION LOGO)
            13135 SOUTH DAIRY ASHFORD, SUITE 800
            SUGAR LAND, TX 77478
            PHONE: 281-276-6100 FAX: 281-491-2092
================================================================================

                    NOBLE REPORTS THIRD QUARTER 2004 RESULTS

         ST. MICHAEL, Barbados, October 21, 2004 -- Noble Corporation reported net income for the third quarter of 2004 of $30.6 million, or $0.23 per diluted share, on operating revenues of $265.6 million, compared to net income of $53.0 million, or $0.40 per diluted share, on operating revenues of $254.6 million for the third quarter of 2003. The Company's results for the third quarter of 2004 included a $5.8 million, or $0.04 per share, after-tax charge related to damage incurred on three of the Company's semisubmersibles in the U.S. Gulf of Mexico as a result of Hurricane Ivan. Net income for the nine months ended September 30, 2004 was $93.2 million, or $0.70 per diluted share, on operating revenues of $764.1 million, compared to net income of $136.1 million, or $1.02 per diluted share, on operating revenues of $747.6 million for the nine months ended September 30, 2003.

         At September 30, 2004, the Company's consolidated balance sheet reflected $2.3 billion in shareholders' equity, $179.4 million in cash and marketable debt securities, and $523.2 million in total debt. Net cash provided by operating activities for the nine months ended September 30, 2004 was $212.7 million. During the third quarter of 2004, the Company repaid $25 million principal amount on the outstanding balance of its $200 million bank credit facility. Following this repayment, the outstanding balance on the credit facility at September 30, 2004 was $100 million.

         As previously announced, in June 2004 the Company acquired the Okhi (renamed the Noble Mark Burns), a Levingston 111-S designed independent leg jackup unit, for $29,500,000 in cash. The unit is currently in the Dalian New Shipyard in Dalian, China, where it is undergoing certain refurbishment and upgrade work. The Company plans to mobilize the unit to the Middle East during the fourth quarter of 2004, where additional upgrade work will include leg extension to 300 feet, a 60 foot cantilever, and quarters expansion for 160 personnel. As previously announced, in July 2004 the Company exercised its option to purchase the premium jackup drilling unit, the Maersk Viking (renamed the Noble Cees van Diemen), for an exercise price of $32.9 million. In June 2003, Noble paid an option fee of $15.0 million to the seller for the right to acquire the unit. The Company's aggregate purchase price for the MODEC 300C, independent leg, cantilever jackup is therefore $47.9 million. After undergoing a refurbishment and upgrade program, the unit commenced an 880-day contract in Qatar.

         James C. Day, Chairman and Chief Executive Officer, said, "We are pleased to add these competitive units to our fleet during a period when drilling activity is improving."

         Excluding the $5.8 million charge for damage incurred as a result of Hurricane Ivan, net income for the third quarter of 2004 increased 5.8 percent from the second quarter of 2004 as market conditions continued to improve in West Africa and the North Sea. By the end of the third quarter, five of the Company's six jackups in Nigeria were operating under long-term contracts. All of the Company's jackups are currently utilized as the Noble Don Walker commenced a 250-day contract in October. In addition, both utilization and average dayrates on the Company's North Sea units increased during the third quarter.

         Compared to the third quarter of 2003, results for the third quarter of 2004 were principally impacted by lower utilization and average dayrates in the North Sea, the shipyard project for the Noble Roger Eason drillship described below, and the rig damage attributable to Hurricane Ivan. These items were partially offset by continued strong performance in the Middle East. Utilization in the North Sea decreased to 86 percent in the third quarter of 2004 from 98 percent in the third quarter of 2003. In addition, the average dayrate in this region decreased to $52,996 in the third quarter of 2004 from $60,304 in the third quarter of 2003. However, market conditions continued to improve during the third quarter of 2004 as the Noble Lynda Bossler premium jackup returned to work on July 12 after being stacked May 9, 2004. The Noble Ronald Hoope premium jackup also recently began a one-well contract, with a two-well contract with another operator to follow. In Brazil, the Company's Noble Roger Eason drillship is in the shipyard undergoing planned maintenance and significant upgrades, including water depth increase to 7,200 feet, with completion expected in November 2004. The unit will then commence a 700-day contract for Petrobras at a dayrate of $96,250, plus the opportunity for performance bonus.

         The Company's Middle East operating division, which includes India and the Mediterranean Sea, experienced an increase of 379 operating days from the third quarter of 2003. The increase in operating days was primarily due to the acquisition of the Noble Gene House and Noble Charlie Yester premium jackups in July 2003 and September 2003, respectively, and the mobilization of the Noble Carl Norberg premium jackup to the Mediterranean Sea from the U.S. Gulf of Mexico in December 2003. The Noble Charlie Yester and Noble Gene House commenced contracts in December 2003 and February 2004, respectively.

         Offshore contract drilling services revenues from deepwater drilling units (capable of drilling in 4,000 feet or greater) accounted for approximately 29 percent and 39 percent of the Company's total contract drilling services revenues for the third quarter of 2004 and 2003, respectively. The Company currently operates six deepwater semisubmersibles in the Gulf of Mexico and one deepwater semisubmersible and three deepwater drillships offshore Brazil. Another deepwater semisubmersible, the Noble Homer Ferrington, is in the shipyard in Pascagoula, Mississippi undergoing upgrades and refurbishments in preparation for a long-term contract in Nigeria. We expect this contract will commence in December 2004. Contract drilling services revenues from international sources accounted for approximately 75 percent and 72 percent of the Company's total contract drilling services revenues for the third quarter of 2004 and 2003, respectively.

         The average dayrate for the Company's international jackup rigs was $49,954 in the third quarter of 2004, compared to $52,209 in the third quarter of 2003. Utilization on these rigs was 82 percent in the recent quarter and 80 percent in the third quarter of 2003. The average dayrate on the Company's deepwater assets in the U.S. Gulf of Mexico capable of drilling in 6,000 feet or greater decreased 14 percent to $106,880 in the third quarter of 2004 as compared to the third quarter of 2003. These units were fully utilized during the third quarter of 2004, whereas utilization was 95 percent in the same quarter of last year. The average dayrate on the Company's domestic jackups was $45,935 in the third quarter of 2004, which is 53 percent higher than the third quarter of 2003. Utilization on these units in the recent quarter was 100 percent as compared to 95 percent in the third quarter of 2003. The Company had 76 fewer operating days for domestic jackup rigs during the third quarter of 2004 as compared to the same quarter of 2003 following the mobilization of the Noble Bill Jennings to Mexico and the Noble Carl Norberg to the Mediterranean Sea in August 2003 and December 2003, respectively.

         The increase in the Company's operating expenses in the third quarter of 2004 as compared to the same quarter in 2003 was attributable primarily to expenses related to the hurricane damage as discussed above and the addition of three operating rigs since the third quarter of 2003. The Noble Charlie Yester commenced a three-year contract in India at the end of 2003. The Noble Gene House is currently operating in the Middle East. The Company activated the Noble Therald Martin semisubmersible in November 2003.

         Day said, "The Company continues to expand its worldwide competitive position in a very effective and focused manner."

         Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company's fleet of 59 mobile offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 40 jackups and three submersibles. In addition to the rigs in the fleet discussed above, the Company has also purchased an option to acquire the premium jackup, the Maersk Valiant. Approximately 80 percent of the fleet is currently deployed in international markets, principally including the Middle East, Mexico, the North Sea, Brazil, West Africa, India, and the Mediterranean Sea. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company's ordinary shares are traded on the New York Stock Exchange under the symbol "NE".

         This news release may contain "forward-looking statements" about the business, financial performance and prospects of the Company. Statements about the Company's or management's plans, intentions, expectations, beliefs, estimates, predictions, or similar expressions for the future are forward-looking statements. No assurance can be given that the outcomes of these forward-looking statements will be realized, and actual results could differ materially from those expressed as a result of various factors. A discussion of these factors, including risks and uncertainties, is set forth from time to time in the Company's filings with the U.S. Securities and Exchange Commission.

          Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.

NC-315
10/21/04

For additional information, contact:
John T. Rynd, Vice President - Investor Relations, Noble Drilling Services Inc. Noble Corporation, 281-276-6100

                       NOBLE CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                        THREE MONTHS ENDED        NINE MONTHS ENDED
                                                           SEPTEMBER 30,             SEPTEMBER 30,
                                                      ----------------------    ----------------------
                                                         2004         2003         2004         2003
                                                      ---------    ---------    ---------    ---------
OPERATING REVENUES
     Contract drilling services                       $ 232,057    $ 235,271    $ 676,307    $ 672,225
     Reimbursables                                       12,161        7,189       31,765       34,498
     Labor contract services                             15,146        6,842       35,615       20,757
     Engineering, consulting and other                    6,274        5,344       20,393       20,094
                                                      ---------    ---------    ---------    ---------
                                                        265,638      254,646      764,080      747,574
                                                      ---------    ---------    ---------    ---------

OPERATING COSTS AND EXPENSES
     Contract drilling services                         143,901      124,690      410,146      371,628
     Reimbursables                                       10,504        6,055       27,663       30,825
     Labor contract drilling services                    12,470        5,350       28,756       16,951
     Engineering, consulting and other                    4,875        7,154       19,756       20,053
     Depreciation                                        42,042       37,759      124,201      107,654
     Selling, general and administrative                  7,831        6,481       24,140       19,918
                                                      ---------    ---------    ---------    ---------
                                                        221,623      187,489      634,662      567,029
                                                      ---------    ---------    ---------    ---------

OPERATING INCOME                                         44,015       67,157      129,418      180,545

OTHER INCOME (EXPENSE)
     Interest expense                                    (8,382)     (10,022)     (26,070)     (30,865)
     Other, net                                           1,199        2,367        5,722        3,259
                                                      ---------    ---------    ---------    ---------
INCOME BEFORE INCOME TAXES                               36,832       59,502      109,070      152,939
INCOME TAX PROVISION                                     (6,261)      (6,545)     (15,858)     (16,823)
                                                      ---------    ---------    ---------    ---------
NET INCOME                                            $  30,571    $  52,957    $  93,212    $ 136,116
                                                      =========    =========    =========    =========
EARNINGS PER SHARE:
     Basic                                            $    0.23    $    0.40    $    0.70    $    1.03
     Diluted                                          $    0.23    $    0.40    $    0.70    $    1.02

WEIGHTED AVERAGE SHARES
     OUTSTANDING:
          Basic                                         132,519      132,009      132,562      131,891
          Diluted                                       133,810      133,023      133,717      132,962

Note: Certain reclassifications have been made in prior period statements of income to conform to the classifications used in the statements of income for the three and nine months ended September 30, 2004. These reclassifications have no impact on net income.

                       NOBLE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)

                                                       SEPTEMBER 30,   DECEMBER 31,
                                                           2004           2003
                                                       -------------   ------------
ASSETS
CURRENT ASSETS
   Cash and cash equivalents                            $    94,492    $   139,467
   Investment in marketable securities (a)                   95,752         98,376
   Accounts receivable                                      180,880        149,235
   Inventories                                                4,141          4,086
   Prepaid expenses                                          15,909         11,809
   Other current assets                                      18,446         18,986
                                                        -----------    -----------
Total current assets                                        409,620        421,959
                                                        -----------    -----------
PROPERTY AND EQUIPMENT
   Drilling equipment and facilities                      3,635,413      3,454,163
   Other                                                     62,395         64,591
                                                        -----------    -----------
                                                          3,697,808      3,518,754
   Accumulated depreciation                              (1,017,061)      (892,888)
                                                        -----------    -----------
                                                          2,680,747      2,625,866
                                                        -----------    -----------
INVESTMENT IN AND ADVANCES TO JOINT VENTURES                 18,942         19,868
OTHER ASSETS                                                125,398        121,940
                                                        -----------    -----------
                                                        $ 3,234,707    $ 3,189,633
                                                        ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   Current maturities of long-term debt                 $    17,751    $    47,666
   Accounts payable                                          81,375         87,178
   Accrued payroll and related costs                         52,288         48,511
   Taxes payable                                             27,448         31,734
   Interest payable                                           2,665          9,384
   Other current liabilities                                 27,750         19,550
                                                        -----------    -----------
Total current liabilities                                   209,277        244,023

LONG-TERM DEBT                                              505,431        541,907
DEFERRED INCOME TAXES                                       207,046        213,357
OTHER LIABILITIES                                            18,990         18,201
COMMITMENTS AND CONTINGENCIES                                  --             --
MINORITY INTEREST                                            (8,328)        (6,280)
                                                        -----------    -----------
                                                            932,416      1,011,208
                                                        -----------    -----------
SHAREHOLDERS' EQUITY
   Ordinary shares-par value $0.10 per share                 13,506         13,389
   Capital in excess of par value                           944,872        915,240
   Retained earnings                                      1,400,100      1,306,888
   Treasury stock, at cost                                  (47,431)       (49,121)
   Restricted stock (unearned compensation)                 (12,667)        (7,981)
   Accumulated other comprehensive income                     3,911             10
                                                        -----------    -----------
                                                          2,302,291      2,178,425
                                                        -----------    -----------
                                                        $ 3,234,707    $ 3,189,633
                                                        ===========    ===========

(a) Includes amounts in a Rabbi Trust for the Noble Drilling Corporation 401(k) Savings Restoration Plan at September 30, 2004 and December 31, 2003 of $10,855,000 and $9,458,000, respectively.

                       NOBLE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)

                                                                              Nine Months Ended
                                                                                September 30,
                                                                           ----------------------
                                                                              2004         2003
                                                                           ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                              $  93,212    $ 136,116
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation, and amortization of deferred repairs and maintenance     154,333      131,630
      Deferred income tax (benefit) provision                                  1,728        7,669
      Loss on sales of marketable securities                                     131          343
      Equity in income of joint venture                                       (2,821)      (1,336)
      Distributions received from joint venture                                1,452         --
      Compensation expense from stock-based plans                              4,257        3,480
      Gain on sales of property and equipment                                   --           (519)
      Other                                                                    2,224          373
      Other changes in current assets and liabilities:
         Accounts receivable                                                 (31,645)     (13,450)
         Other current assets                                                 (5,483)      (5,655)
         Accounts payable                                                     (5,805)     (18,509)
         Other current liabilities                                             1,073      (14,018)
                                                                           ---------    ---------
            Net cash provided by operating activities                        212,656      226,124
                                                                           ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
   Acquisitions and related capital upgrades                                 (69,473)    (191,011)
   Other capital expenditures                                                (95,601)     (45,175)
   Deferred repair and maintenance expenditures                              (46,538)     (21,144)
   Repayments from joint venture                                               2,295        1,494
   Proceeds from sales of property and equipment                               1,616          500
   Investment in marketable securities                                       (90,319)     (69,413)
   Proceeds from sales and maturities of marketable securities                94,156       69,990
                                                                           ---------    ---------
            Net cash used for investing activities                          (203,864)    (254,759)
                                                                           ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
   Payment of long-term debt                                                 (66,397)     (47,418)
   Proceeds from issuance of ordinary shares                                  52,344        6,303
   Repurchase of ordinary shares                                             (39,714)        --
   Decrease in restricted cash                                                  --          1,477
                                                                           ---------    ---------
            Net cash used for financing activities                           (53,767)     (39,638)
                                                                           ---------    ---------

DECREASE IN CASH AND CASH EQUIVALENTS                                        (44,975)     (68,273)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                               139,467      192,509
                                                                           ---------    ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                   $  94,492    $ 124,236
                                                                           =========    =========

                       NOBLE CORPORATION AND SUBSIDIARIES
                FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT
 (In thousands, except utilization amounts, operating days and average dayrates)
                                   (Unaudited)

                                                                    Three Months Ended September 30,
                                  -------------------------------------------------------------------------------------------------
                                                       2004                                             2003
                                  ------------------------------------------------  -----------------------------------------------
                                  International  Domestic                           International  Domestic
                                    Contract     Contract  Engineering                Contract     Contract  Engineering
                                    Drilling     Drilling  & Consulting    Other      Drilling     Drilling  & Consulting   Other
                                  -------------  --------  ------------  ---------  -------------  --------  ------------  --------
OPERATING REVENUES
   Contract drilling services       $174,821     $ 57,236     $     -    $      -      $169,099    $ 66,172     $     -    $     -
   Reimbursables                       5,874        3,334         685       2,268         3,018       1,547       2,200        424
   Labor contract drilling
     services                              -            -           -      15,146             -           -           -      6,842
   Engineering, consulting
     and other                         1,862          306       3,063       1,043           263       2,222       1,841      1,018
                                    --------     --------     -------    --------      --------    --------     -------    -------
                                    $182,557     $ 60,876     $ 3,748    $ 18,457      $172,380    $ 69,941     $ 4,041    $ 8,284
                                    ========     ========     =======    ========      ========    ========     =======    =======

OPERATING COSTS AND EXPENSES
   Contract drilling services       $108,791     $ 35,110     $     -    $      -      $ 96,077    $ 28,613     $     -    $     -
   Reimbursables                       4,611        3,110         673       2,110         2,033       1,438       2,202        382
   Labor contract drilling
     services                              -           -            -      12,470             -           -           -      5,350
   Engineering, consulting
     and other                          (706)        (115)      4,562       1,134            16         788       5,383        967
   Depreciation and amortization      30,847       10,159         162         874        25,143      11,513         221        882
   Selling, general and
     administrative                    5,279        1,946         260         346         3,854       2,054         308        265
                                    --------     --------     -------    --------      --------    --------     -------    -------
                                    $148,822     $ 50,210     $ 5,657    $ 16,934      $127,123    $ 44,406     $ 8,114    $ 7,846
                                    ========     ========     =======    ========      ========    ========     =======    =======


OPERATING STATISTICS
   Jackups:
      Utilization                        82%         100%                                   80%         95%
      Operating Days                   2,864          184                                 2,450         260
      Average Dayrate               $ 49,954     $ 45,935                              $ 52,209    $ 29,931

   Semisubmersibles - (6,000 feet
      or greater):
      Utilization                        50%         100%                                  100%         95%
      Operating Days                      92          368                                    92         438
      Average Dayrate               $158,924     $106,880                              $158,632    $124,607

   Semisubmersibles - (less than
      6,000 feet):
      Utilization                       100%          39%                                  100%          3%
      Operating Days                      92           72                                    92           3
      Average Dayrate               $ 57,804     $ 35,708                              $ 45,067    $ 29,333

   Drillships:
      Utilization                        43%          N/A                                  100%         N/A
      Operating Days                     119          N/A                                   276         N/A
      Average Dayrate               $ 99,277          N/A                              $ 81,327         N/A

   Submersibles:
      Utilization                        N/A         100%                                   N/A        100%
      Operating Days                     N/A          276                                   N/A         184
      Average Dayrate                    N/A     $ 24,931                                   N/A    $ 20,239

   Total:
      Utilization                        79%          89%                                   83%         88%
      Operating Days                   3,167          900                                 2,910         885
      Average Dayrate               $ 55,201     $ 63,596                              $ 58,110    $ 74,771